SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2011, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) took the following actions with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders):

1. The Committee determined not to increase the base salaries of the named executive officers for 2011 compared to 2010.

2. The Committee approved the payment of cash bonuses to the named executive officers, based on the Committee’s assessment of 2010 performance, as follows:

Named Executive Officer	Amount of 2010 Cash Bonus
Scott D. Sheffield	$2,007,600
Timothy L. Dove	$1,062,000
Richard P. Dealy	$730,800
Mark S. Berg	$592,200
Chris J. Cheatwood	$658,000

3. The Committee established targets for the Company’s named executive officers for 2011 bonuses payable in 2012 under the Company’s Annual Incentive Bonus Plan, as described below. The 2011 bonus target is shown as a percentage of 2011 base salary, and the actual amount paid may be at, above (up to 250% of the target) or below the target level:

Named Executive Officer	2011 Bonus Target
Scott D. Sheffield	100%
Timothy L. Dove	100%
Richard P. Dealy	85%
Mark S. Berg	75%
Chris J. Cheatwood	75%

4. The Committee made awards of restricted stock, performance units and stock options under the Company’s 2006 Long-Term Incentive Plan to the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares Awarded	Target Number of Performance Units Awarded	Number of Shares Underlying Options Awarded
Scott D. Sheffield	25,704	16,065	32,098
Timothy L. Dove	15,574	7,787	15,558
Richard P. Dealy	8,980	5,612	11,213
Mark S. Berg	5,612	2,806	5,607
Chris J. Cheatwood	6,735	3,367	6,728

The restricted stock awards will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. Mr. Sheffield’s awards were granted in the form of restricted stock units, which generally have the same terms as the restricted stock, including being settled in Common Stock of the Company after a three-year vesting period.  The vesting of restricted stock and restricted stock units accelerates upon a change in control.

Performance units entitle the recipient to the payment of shares if, and only if, the performance of the Company’s common stock relative to that of the Company’s peers ranks the Company above a

“threshold” level. Payouts can range from zero percent to 250 percent of the target number of performance units depending on the Company’s relative ranking. Dividends declared during the performance period will be paid at the end of the three-year performance period only on shares delivered for earned units up to a maximum of target shares. Vesting of unearned performance units accelerates upon a change in control.

The stock options will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. The options have a ten-year term with an exercise price of $98.69, the most recently reported closing price of the Company’s common stock as of the date immediately prior to the date of grant. Upon the occurrence of a change in control, the options will become immediately exercisable.

              The Committee also determined to recommend to the Board of Directors of the general partner of Pioneer Southwest Energy Partners L.P. (the “Partnership”) that the general partner’s board approve the grant of phantom units to Messrs. Sheffield and Dealy that, upon vesting, would entitle the recipient to receive common units of the Partnership. The Committee recommended that Mr. Sheffield be granted 19,140 phantom units and that Mr. Dealy be granted 6,687 phantom units, and that the phantom units provide that they would vest on the third anniversary of the date of grant, provided the officer remains employed with the general partner or any of its affiliates, including the Company. On February 15, 2011, the Board of Directors of the general partner approved the grants of phantom units as recommended by the Committee.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Frank W. Hall
Frank W. Hall,
Vice President and Chief Accounting Officer

Dated: February 22, 2011